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EXHIBIT 99.1
                         CI SELL CARS, INC. RISK FACTORS

The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our common stock.

OUR FUTURE PERFORMANCE IS DIFFICULT TO PREDICT BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

We were formed in December 2002, to sell used cars, and we have no significant operating or financial history. Further, we discontinued our used car operations and our insurance operations did not commence until March 2004. As a result, there is limited historical financial and operating information available to help you evaluate our performance or an investment in our common stock. Companies in their initial stage of development present substantial business and financial risks and may suffer significant losses. They must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. We cannot assure you that we will be successful in accomplishing these necessary tasks.


WE HAVE NOT BEEN OPERATING LONG ENOUGH TO BUILD A BALANCED AND DIVERSIFIED PORETFOLIO OR EXPOSURES.

We began writing business in March 2004 and our current portfolio of business is not as balanced or diverse as it might be if we had a longer operating history. This could render our results of operations relatively more exposed to the risks in the business that we have written.


OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY CURRENCY FLUCTUATIONS.

Our functional currency is the U.S. dollar. We expect that a large portion of our premiums will be written in currencies other than the U.S. dollar. A portion of our loss reserves are also in non-U.S. currencies. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results.


WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our initial funding is insufficient to fund future operating requirements and cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on


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terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of our common stock. If we cannot obtain adequate capital, our business, operating results and financial condition could be adversely affected.


OUR PROFITABILITY DEPENDS ON OUR ABILITY TO ACCURATELY PREDICT CLAIMS LIABILITIES WHEN PRICING OUR PRODUCTS, MAKING ACQUISITIONS AND ESTABLISHING OUR LIABILITIES FOR FUTURE POLICY BENEFITS AND CLAIMS.

If actual claims experience is less favorable than our underlying assumptions used in setting the prices for our products and establishing our liabilities, the required change in our claims reserves could have a material adverse effect on our business, financial condition and results of operations. Reserves are only actuarial estimates and it is possible that our claims experience may be worse than anticipated.

With acquired and existing businesses, we may, from time to time, need to increase our loss projections for claims reserves significantly in excess of our original estimates. In addition, we review on a regular basis the loss ratios of our business segments and record a premium deficiency reserve, if necessary. Any increase in claims reserves could have a material adverse effect on our business, financial condition and results of operations.

In addition, in connection with the sale of our insurance policies, we defer and amortize a portion of the policy acquisition costs over the related premium paying periods of the life of the policy. Deferred acquisition costs are affected by unanticipated termination of policies because, upon such termination, we expense fully the unamortized deferred acquisition costs associated with the terminated policies. In addition, when we determine that a specific block of our business is unprofitable and therefore the deferred acquisition costs are not recoverable, we expense fully the unamortized deferred acquisition costs associated with that business. Therefore, the unanticipated termination of a significant number of policies or the determination that deferred acquisition costs are unrecoverable could have a material adverse effect on our financial condition and results of operations.


CHANGES IN GOVERNMENT REGULATION MAY AFFECT OUR PROFITABILITY AND INCREASE OUR COSTS TO MAINTAIN COMPLIANCE.

We are subject to extensive federal and state regulation and compliance with future laws and regulations could increase our operating costs. Our insurance subsidiaries are subject to regulation and supervision in each of the states in which they are admitted. This supervision and regulation is largely for the benefit and protection of policyholders and not stockholders.
Supervision and regulation by the insurance departments extends, among other things, to:

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     - the declaration and payment of dividends;

     - the setting of rates to be charged for our products;

     - the granting and revocation of licenses to conduct business;

     - the approval of forms;

     - the establishment of reserve requirements;

     - the timely payment of claims;

     - the regulation of maximum commissions payable; and

     - the form and content of financial statements required by statute.

A failure to comply with legal or regulatory restrictions may subject us to a loss or suspension of a right to engage in certain businesses or business practices, criminal or civil fines, an obligation to make restitution or pay refunds or other sanctions, which could have a material adverse effect on our business, financial condition or results of operations.

Additional regulatory initiatives may be undertaken in the future, either at the federal or state level, to engage in structural reform of the insurance industry in order to reduce the escalation of insurance costs or to make insurance more accessible. These future regulatory initiatives could have a material adverse effect on our business, financial condition and results of operations.


RECENT EVENTS MAY RESULT IN POLITICAL, REGULATORY AND INDUSTRY INITIATIVE WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

Changes in the marketplace, including the tightening in supply of certain coverages arising out of the September 11th terrorist attacks, may result in government intervention in the insurance and reinsurance markets, both in the United States and worldwide. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny by the United States federal government and individual state governments. There is uncertainty in the insurance and reinsurance markets about the extent to which future coverages will extend to terrorist acts as well as the definition of terrorist acts. The effect of potential governmental intervention in the markets we serve, including the extent to which coverage for terrorist acts is offered in the future, is uncertain. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, such proposals could adversely affect our business by:

     o Providing insurance and reinsurance capacity in markets and to consumers that we target;
     o Requiring our participation in industry pools and guaranty associations;
     o    Regulating the terms of insurance and reinsurance policies; or

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     o    Disproportionately benefiting the companies of one country over those of another.

The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability. Such changes may result in delays or cancellations of products and services by insurers and reinsurers which could adversely affect our business.


CONSOLIDATION IN THE INSURANCE INDUSTRY COULD LEAD TO LOWER MARGINS FOR US AND REDUCED DEMAND FOR OUR REINSURANCE.

The insurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. These larger entities may seek to use the benefits of consolidation to, among other things, implement rate reductions for their reinsurance. These rate reductions could make it more difficult for us to underwrite risks at profitable levels.

As the insurance industry consolidates, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will grow. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins. In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.


WE ARE A NEW COMPANY AND MAY ENCOUNTER DIFFICULTIES ESTABLISHING THE INFORMATION TECHNOLOGY SYSTEMS NECESSARY TO RUN OUR BUSINESS.

The performance of our information technology systems is critical to our business and reputation and our ability to process transactions and provide high quality customer service. Such technology is and will continue to be a very important part of our underwriting process. We currently use risk modeling programs that are commercially available and are developing proprietary programs.

We cannot be certain that we will be able to develop proprietary technology, or that our proprietary technology, once established, will operate as intended. Any defect or error in our information technology systems could result in a loss or delay of revenues, higher than expected loss levels, diversion of management resources, harm to our reputation or an increase in costs.


WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

Our operating results depend, in part, on the performance of our investment portfolio. Our investment portfolio will contain interest sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations.

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Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Any measures we take that are intended to manage the risks of operating in a changing interest rate environment may not effectively mitigate such interest rate sensitivity.


WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX.

We are organized under the laws of Barbados, West Indies, and believe we operate in a manner such that we are not subject to U.S. taxation on our income (other than excise taxes on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding taxes on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be non assurances that the U.S. Internal Revenue Service will not contend successfully that we are engaged in a trade or business in the United States. If we were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income tax on the portion of our earnings effectively connected to such U.S. business.


OUR COMMON STOCK HAS HAD LOW TRADING VOLUME AND ITS PRICE MAY CONTINUE TO BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

The market price of our common stock could be subject to significant fluctuations due to a limited trading volume, variations in our quarterly financial results and other factors, such as changes in earnings estimates by analysts or our ability to meet these estimates, conditions in the overall economy and the financial markets and other developments affecting us and our competitors.


SHARES ELIGIBLE FOR SALE IN THE FUTURE COULD AFFECT THE MARKET PRICES FOR OUR COMMON STOCK.

No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time.


OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW PRODUCTS THAT RESPOND TO CHANGES IN THE INSURANCE INDUSTRY.

Our success depends, in part, on our ability to develop and provide new products that meet consumers' changing insurance needs and changes in government requirements. Our future success will depend, in part, on our ability to effectively enhance our current and to develop new products in the constantly changing insurance environment on a timely and cost-effective basis.

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In addition, our products may require approval by the various states in which those products are offered. We could be adversely affected if we are unable to obtain approval for the products that we plan to offer.


FAILURE BY OUR REINSURERS TO TIMELY AND FULLY MEET THEIR OBLIGATIONS UNDER OUR REINSURANCE AGREEMENTS COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND FINANCIAL CONDITION.

We will be able to write insurance risks beyond the level that the capital and surplus of our insurance subsidiaries would support by transferring substantial portions of these risks to other, larger insurers through reinsurance contracts. We reinsure portions of the insurance policies we write and portions of policies we reinsure from other companies. Reinsurance does not discharge us from our primary liability to our insureds. Our growth may be dependent on our ability to obtain reinsurance in the future. We may be unable to obtain reinsurance in the future, if necessary, at competitive rates or at all.

Failure by reinsurers to continue to pay in full and in a timely manner the claims made against them in accordance with the terms of our reinsurance agreements could expose our insurance subsidiaries to liabilities in excess of their reserves and surplus and could subject each of them to insolvency proceedings.


OUR INSURANCE SUBSIDIARIES ARE SUBJECT TO RISK-BASED OR STATUTORY CAPITAL REQUIREMENTS. OUR FAILURE TO MEET THESE STANDARDS COULD SUBJECT US TO REGULATORY ACTIONS.

Our insurance subsidiaries are subject to risk-based capital (RBC) standards imposed by their states of domicile. These laws require our regulated subsidiaries to report their results of risk-based capital calculations to the various departments of insurance.

Failure to meet minimum risk-based capital requirements or statutory capital requirements could subject our insurance subsidiaries to further examination or corrective action, including state supervision or liquidation, which could have a material adverse effect on our business, financial condition and results of operations.


INSURANCE COMPANIES ARE FREQUENTLY THE TARGETS OF LITIGATION, INCLUDING CLASS ACTION LITIGATION, WHICH COULD RESULT IN SUBSTANTIAL JUDGMENTS.

We may become a party to a variety of legal actions that affect our business.

A number of civil jury verdicts have been returned against insurers in the jurisdictions in which we do business involving the insurers' sales practices, alleged agent misconduct, discrimination and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for


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unpredictable material adverse judgments in any given lawsuit. In addition, in some class actions and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. We, in the ordinary course of business, will be involved in such litigation or alternatively, in arbitration. We cannot predict the outcome of any such litigation or arbitration.


OUR PERFORMANCE WILL BE SUBSTANTIALLY DEPENDENT ON OBTAINING KEY SENIOR MANAGEMENT PERSONNEL AND ON THE CONTINUED SERVICES AND PERFORMANCE OF THESE PERSONNEL.

We are in process of adding key personnel. Our performance depends on our ability to obtain, retain and motivate our officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, financial condition and results of operations. We do not maintain "key person" life insurance policies on any key personnel.

Our future success also will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for these employees is intense and we may not be able to successfully attract, integrate or retain sufficiently qualified personnel. Our future success also depends on our ability to attract, retain and motivate our brokers. Our failure to attract and retain the necessary personnel and brokers could have a material adverse effect on our business, financial condition and results of operations.


A GROUP OF OUR EXISTING STOCKHOLDERS HAS THE ABILITY TO APPROVE ALL MATTERS REQUIRING THE VOTE OF OUR STOCKHOLDERS INCLUDING THE ELECTION OF OUR BOARD OF DIRECTORS.

A group of our stockholders owns approximately 73.4% of our outstanding common stock. These stockholders, acting together, will be able to elect all of our directors and to determine the outcome of all corporate actions requiring stockholder approval, including approving or preventing a change of control of the company, a business combination involving the company, the incurrence of indebtedness, the issuance of equity securities and the payment of dividends on our common stock.


WE MAY HAVE DIFFICULTY MANAGING OUR EXPANDING OPERATIONS

Our ability to manage any future growth depends on our ability to continue to implement and improve our operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force and, when appropriate, to cost-effectively outsource certain administrative and claims functions. Our ability to compete effectively will depend, in part, upon our ability to overcome these growth-related risks and to revise, improve and effectively use our operational, management, marketing and technical systems. Any failure by us to effectively manage our growth and to respond to changes in our business could have a material adverse effect on our business, financial condition and results of operations.

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STRATEGY IS AN INSURANCE HOLDING COMPANY AND, THEREFORE, MAY NOT BE ABLE TO
RECEIVE DIVIDENDS FROM ITS SUBSIDIARIES IN AMOUNTS NEEDED TO MEET ITS
OBLIGATIONS.

Strategy's principal assets are the shares of capital stock of its subsidiaries. We rely on funds and dividends from our subsidiaries to meet our obligations on our outstanding debt obligations, dividends to stockholders and corporate expenses. The payment of dividends by our non-regulated subsidiaries is not restricted by state insurance regulatory restrictions but the payment of dividends by our insurance subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as these regulatory restrictions. As a result, we may be unable to receive dividends from these insurance subsidiaries at times and in amounts necessary to meet our obligations. The future performance of our non-regulated subsidiaries, which are subject to economic, financial, competitive and other factors beyond their control is the sole source of funds to meet our debt obligations. If our non-regulated subsidiaries do not generate sufficient fee income to service all of our debt obligations, there may be a material adverse effect on our business, financial condition and results of operations, and a significant adverse effect on the market value of our common stock.


WE OPERATE IN A HIGHLY COMPETITIVE MARKET.

We compete with large national, regional and specialty health and life insurers, many of whom have substantially greater financial resources, broader product lines and greater experience than we do. We compete on the basis of price, the diversity of product offerings and flexibility of coverage, the ability to attract and retain brokers and the quality and level of broker and policyholder services provided.


WE COULD BE FORCED TO SELL INVESTMENTS TO MEET OUR LIQUIDITY REQUIREMENTS.

We make both long-term and short-term investments to achieve the best investment returns consistent with the preservation of capital and the maintenance of liquidity adequate to meet payment of policy benefits and claims.

We believe that we maintain adequate amounts of cash and short-term investments to fund expected policy benefits and surrenders, and do not expect to have to sell securities prematurely for such purposes. We may, however, decide to sell securities as a result of changes in interest rates, credit quality, the rate of repayment or other similar factors. A significant increase in market interest rates could result in a situation in which we are required to sell securities at depressed prices to fund payments to our insureds. Since we carry bonds at fair value, we expect that these securities would be sold with no material impact on our net equity, but such sales might reduce profitability.

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OUR INVESTMENT PORTFOLIO INVOLVES RISKS THAT ARE COMMON WITH FIXED MATURITY
SECURITIES.

Our investment portfolio primarily consists of fixed maturity securities, such as investment grade publicly-traded debt securities and mortgage and asset backed securities, including collateralized mortgage obligations, which are known as CMOs. There are risks inherent in connection with the ownership of bonds, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Additional risks are also inherent with CMOs, including the risks associated with reinvestment of proceeds due to prepayments of these obligations.


IF WE INCREASE OUR LOSS RESERVES, OUR INCOME WILL DECREASE IN THE PERIOD IN WHICH THE ADJUSTMENT OCCURS.

We maintain accounting reserves to cover amounts we estimate we will need to pay policyholders for insured losses and for the expenses we expect to incur to settle policyholder claims. Determining the appropriate level of these reserves is an inherently uncertain process and we cannot assure you that our actual losses will not exceed our reserves. If our reserves are too low and we have to increase them, the adjustment will reduce income during the period in which the adjustment is made and may cause the common stock's market price to fall.


IF WE ARE UNABLE TO OBTAIN ADEQUATE REINSURANCE COVERAGE AT REASONABLE RATES IN THE FUTURE, IT WILL BE DIFFICULT FOR US TO MANAGE OUR UNDERWRITING RISKS AND OPERATE OUR BUSINESS PROFITABLY.

Reinsurance is the practice of transferring part of the liability and the premium under an insurance policy to another insurance company. Like other insurance companies, we use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. We consider reinsurance to be important to our success. The availability and cost of reinsurance are subject to prevailing market conditions and may vary significantly over time. Reinsurance may not be available to us in the future at commercially reasonable rates. If it is not available at reasonable rates, it will be difficult for us to manage our underwriting risks and operate our business profitably.


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